Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ELEDON PHARMACEUTICALS, INC.

Eledon Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The current name of the Corporation is Eledon Pharmaceuticals, Inc.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 26, 2004 and was amended and restated on April 27, 2004, May 30, 2007, October 14, 2008, May 6, 2009, November 15, 2010, September 9, 2011 and May 10, 2013, further amended on February 27, 2014, April 17, 2014 and August 29, 2014, further amended and restated on September 22, 2014, and further amended on May 9, 2017, October 2, 2020, January 4, 2021, June 10, 2025 (effecting an increase in authorized shares of common stock) and June 10, 2025 (providing for exculpation of certain officers) (the “Certificate of Incorporation”).

3. The amendments to the Certificate of Incorporation set forth in this Certificate of Amendment have been duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law.

4. The first paragraph of Article FOURTH of the Certificate of Incorporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 455,000,000 shares, consisting of (i) 450,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

6. This Certificate of Amendment, and the amendments effected hereby, shall become effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 18th day of June, 2026.

/s/ David-Alexandra C. Gros, M.D.
Name: David-Alexandre C. Gros, M.D.
Title: Chief Executive Officer